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EX-99.14.a


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Delaware U.S. Government Securities Fund Proxy/Prospectus dated May 31, 2001, the Delaware American Government Bond Fund Prospectuses dated September 29, 2000, and the Delaware U.S. Government Securities Fund Prospectus dated February 28, 2001, and to the use of our report dated September 6, 2000, included in the Delaware American Government Bond Fund 2000 Annual Report to shareholders, and our report dated December 8, 2000, included in the Delaware U.S. Government Securities Fund 2000 Annual Report to shareholders, included in or incorporated by reference into this Registration Statement (Form N-14) of Delaware Group Government Fund.




Philadelphia, Pennsylvania
April 27, 2001